UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
September 15, 2006

L Q CORPORATION, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE
(STATE OR OTHER JURISDICTION OF INCORPORATION)

000-25977 (COMMISSION FILE NUMBER)	77-0421089 (I.R.S. EMPLOYER IDENTIFICATION NO.)

888 Seventh Avenue New York, New York 10019 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(212) 974-5730
(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Sielox, LLC (“Sielox”), a subsidiary of L Q Corporation, Inc. ("L Q Corporation"), entered into a strategic alliance agreement (the "Strategic Alliance Agreement") with Costar Video Systems, LLC (“Costar”), a subsidiary of Dynabazaar, Inc. ("Dynabazaar"), dated as of September 15, 2006, pursuant to which the companies have agreed to explore mutually beneficial opportunities to work together, including, without limitation, through a joint venture, joint sales or joint marketing arrangement, or other business arrangement or strategic alliance.

Sielox engages in the development, design and distribution of open architecture access control software, programmable controllers, readers and identity cards used to provide access control security to end users such as office buildings, factories, universities and hospitals. Costar designs, sources and distributes video and imaging products for the security and industrial markets.

Sielox and Costar are also parties to a distribution agreement, dated July 31, 2006 (the "Distribution Agreement"), pursuant to which Sielox was appointed as an authorized distributor of certain products of Costar.

Barington Capital Group, L.P. (“Barington”) and a group of other investors which have joined with Barington in the filing of a statement on Schedule 13D, collectively own greater than 10% of the outstanding common stock of both L Q Corporation and Dynabazaar. James A. Mitarotonda, who serves as a director of L Q Corporation, is Chairman, President and Chief Executive Officer of a corporation that is the general partner of Barington. Mr. Mitarotonda also currently serves as a director, President and Chief Executive Officer of Dynabazaar. Sebastian E. Cassetta, who serves as a director, President and Chief Executive Officer of L Q Corporation, is Senior Managing Director and the Chief Operating Officer of Barington. Mr. Cassetta is also the Chief Executive Officer of Costar. Barington is party to separate administrative services agreements with LQ Corporation and Dynabazaar, pursuant to which Barington performs certain administrative, accounting and other services on behalf of each company.

The board of directors of L Q Corporation, including each director independent of Barington, approved the execution and delivery of the Strategic Alliance Agreement on behalf of L Q Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                     L Q CORPORATION, INC.

Dated: September 21, 2006                    By: /s/ Sebastian E. Cassetta
                                        Sebastian E. Cassetta
                President and Chief Executive Officer